Exhibit T3A.6

MARÉ ALTA DO BRASIL NAVEGAÇÃO LTDA. CNPJ/MF nº 03.863.340/0001-34 NIRE 332.0650200-9 PRIVATE INSTRUMENT OF 15th AMENDMENT TO THE ARTICLES OF ORGANIZATION

By this instrument, the parties qualified herein below:

1.    ZAPATA GULF MARINE, L.L.C., (successor by merger of TWENTY GRAND OFFSHORE L.L.C., previously named TWENTY GRAND OFFSHORE, INC.), a corporation incorporated and organized in accordance with the laws of the United States of America, with principal place of business at 601 Poydras St., # 1500, New Orleans, Louisiana 70130, United States of America, enrolled under CNPJ/MF (Corporate Taxpayer ID Number) no. 24.256.161/0001-09, herein represented by its attorney-in-fact, Mr. Geoffrey Lawrence Youngs, American citizen, single, executive, bearer of the foreign identity card RNE V935747-0, bearer of passport no. 422017805, enrolled under CPF/MF (Individual Taxpayer ID Number) no. 062.265.687-20, domiciled at Rua Barão de Jaguaripe, 112/101, Ipanema, Rio de Janeiro, RJ, CEP 22421-000; and

2.    TWENTY GRAND (BRAZIL), L.L.C., a company incorporated and organized in accordance with the laws of Louisiana, with principal place of business at 601 Poydras St., # 1500, New Orleans, Louisiana 70130, United States of America, enrolled under CNPJ/MF (Corporate Taxpayer ID Number) no. 05.586.448/0001-52, herein represented by its attorney-in-fact, Mr. Geoffrey Lawrence Youngs, qualified hereinabove;

Sole members of MARÉ ALTA DO BRASIL NAVEGAÇÃO LTDA. (hereinafter simply referred to as “Company”), a limited liability company with principal place of business in the city of Macaé, State of Rio de Janeiro, at Rua Acadêmico Paulo Sérgio de Carvalho Vasconcelos, n. 741, parte, Granja dos Cavaleiros, CEP 27930-310, enrolled under CNPJ/MF (Corporate Taxpayer ID Number) no. 03.863.340/0001-34, whose Articles of Organization are duly registered with the Commerce Registry of the State of Rio de Janeiro (“JUCERJA”) under NIRE (Company Register Identification Number) no. 332.0650200-9, by order of May 22, 2000, and whose 14th and last amendment and restatement of its Articles of Organization, dated February 25, 2016, was filed with JUCERJA under no. 2883226, by order of March 21, 2016, have agreed to proceed to the 15th amendment to the articles of organization of the Company, pursuant to the following terms and conditions:

I.

The Company members’ capital is fully subscribed and paid-up and due to the decision of the member ZAPATA GULF MARINE, L.L.C. to convert the credits originated from loans granted in the past by the said member to the Company in increase of interest held by the member in the Company members’ capital, the members decide, unanimously and without reservations, to increase the Company members’ capital in R$ 121,809,636.08

(one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six reais and eight centavos), rounding up the values superior or equal to R$ 0.51 (fifty-one centavos) and rounding down the values inferior to R$ 0.51 (fifty-one centavos), so that the rounded value of the members’ capital increase herein approved is R$ 121,809,636.00 (one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six reais), the said members’ capital changing from R$ 2,500,000.00 (two million and five hundred thousand reais) to R$ 124,309,636.00 (one hundred and twenty-four million, three hundred and nine thousand, six hundred and thirty-six reais), upon the issuance of 121,809,636.00 (one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six) new membership interests, at the total par value of R$ 121,809,636.00 (one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six reais), fully subscribed by the member ZAPATA GULF MARINE, L.L.C., with the express consent of the member TWENTY GRAND (BRAZIL), L.L.C., which renounces its preemptive right to subscribe the new membership interests herein issued.

II.	Also, the members decide, unanimously and without reservations, to recognize the payment in national currency of the 121,809,636 (one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six) new membership interests, at the total par value of R$ 121,809,636.00 (one hundred and twenty-one million, eight hundred and nine thousand, six hundred and thirty-six reais), by the member ZAPATA GULF MARINE, L.L.C., upon the capitalization of the counter value in reais of the foreign-exchange contracts detailed herein below, related to the conversion of the loans referred to in item I. hereinabove in capitalization of the Company:

Nº	Foreign- Exchange Contract Date	Foreign- Exchange Contract Nº	Value in US$	Value in R$	Exchange Rate US$ - R$
Loans granted in US dollars
1	10/NOV/2016	140756079	2,519,500.00	8,314,350.00	3.3
2	10/NOV/2016	140756083	6,677,400.00	22,035,420.00	3.3
3	10/NOV/2016	140756084	3,640,900.00	12,014,970.00	3.3
4	10/NOV/2016	140756087	3,510,835.00	11,585,755.50	3.3
5	10/NOV/2016	140756090	3,241,100.00	10,695,630.00	3.3
6	10/NOV/2016	140756074	2,441,000.00	8,055,300.00	3.3
7	10/NOV/2016	140756086	4,500,000.00	14,850,000.00	3.3
8	10/NOV/2016	140756088	1,350,000.00	4,455,000.00	3.3
9	10/NOV/2016	140756089	1,245,000.00	4,108,500.00	3.3
10	10/NOV/2016	140756092	581,630.69	1,919,381.28	3.3
11	10/NOV/2016	140756080	1,244,201.00	4,105,863.30	3.3
12	10/NOV/2016	140756082	238,000.00	785,400.00	3.3
13	10/NOV/2016	140756085	175,020.00	577,566.00	3.3
14	10/NOV/2016	140756091	109,000.00	359,700.00	3.3
15	10/NOV/2016	140756076	130,000.00	429,000.00	3.3
16	10/NOV/2016	140756077	66,000.00	217,800.00	3.3

Total - Loans granted in US dollars			31,669,586.69	104.509.636.08	—

Loan granted in reais
17	10/NOV/2016	140755812	5,242,424.24	17,300,000.00	3.3

Total - 17 Loans		—	36,912,010.93	121,809,636.08	—

III.	Due to the resolutions approved hereinabove, the members decide to amend the Clause Four of the Company’s Articles of Organization, and now the said Clause is in effect with the following wording:

“CLAUSE FOUR - MEMBERS’ CAPITAL AND MEMBERS’ LIABILITY

The members’ capital, fully subscribed and paid-up, is R$ 124,309,636.00 (one hundred and twenty-four million, three hundred and nine thousand, six hundred and thirty-six reais), divided into 124,309,636.00 (one hundred and twenty-four million, three hundred and nine thousand, six hundred and thirty-six) membership interests, at the par value of R$ 1.00 (one real) each, distributed among the members as follows:

MEMBERS	No. OF MEMBERSHIP INTERESTS	VALUE IN REAIS
ZAPATA GULF MARINE, L.L.C.	124,309,635	124,309,635.00
TWENTY GRAND (BRAZIL), L.L.C.	1	1.00

TOTAL	124,309,636	124,309,636.00

Sole Paragraph - “The members’ liability is restricted to the value of their membership interests, but all are jointly and severally liable for the payment of the member’s capital, pursuant to art. 1.052 of the Civil Code.”

IV.	The members decide, unanimously and without reservations, to change the wording of Clause Two of the Company’s Articles of Organization to reorder the activities present in the Company’s purpose, and now the said Clause is in effect with the following wording:

“CLAUSE TWO - PURPOSE

The Company shall have the following purposes:

a)	maritime support navigation;

b)	operation of maritime, river, lake and port navigation services, thought its own vessels or chartered vessels of third parties;

c)	operation of its own vessels or chartered vessels of third parties in support to oil drilling rigs or platforms in maritime waters;

d)	maritime agency and port operator activities;

e)	consultancy on maritime agency and/or vessel operations in maritime waters; and

f)	interest in other companies, national or foreign, under any modality permitted by law.”

V.	At last, the members decide, unanimously and without reservations, to restate the Company’s Articles of Organization, with the amendments approved hereinabove and in effect as follows:

“ARTICLES OF ORGANIZATION OF MARÉ ALTA DO BRASIL NAVEGAÇÃO LTDA.

CLAUSE ONE - COMPANY’S CORPORATE NAME, PRINCIPAL PLACE OF BUSINESS AND JURISDICTION

The Company shall operate under the corporate name MARÉ ALTA DO BRASIL NAVEGAÇÃO LTDA. with principal place of business at Rua Acadêmico Paulo Sérgio de Carvalho Vasconcelos, no. 741, parte, Granja dos Cavaleiros, CEP 27930-310, in the city of Macaé, State of Rio de Janeiro, and 1 (one) subsidiary at Rua S1, parte, Vale Encantado, Loteamento Novo Cavaleiros, Quinto Prolongamento, CEP 27933-440, in the city of Macaé, State of Rio de Janeiro, and it might also maintain subsidiaries, offices or representations in any national or international place by members’ resolution, pursuant to legal formalities.

CLAUSE TWO - PURPOSE

The Company shall have the following purposes:

g)	maritime support navigation;

h)	operation of maritime, river, lake and port navigation services, thought its own vessels or chartered vessels of third parties;

i)	operation of its own vessels or chartered vessels of third parties in support to oil drilling rigs or platforms in maritime waters;

j)	maritime agency and port operator activities;

k)	consultancy on maritime agency and/or vessel operations in maritime waters; and

l)	interest in other companies, national or foreign, under any modality permitted in law.

CLAUSE THREE - TERM

The Company shall have duration for undetermined term.

CLAUSE FOUR - MEMBER’S CAPITAL AND MEMBERS’ LIABILITY

The members’ capital, fully subscribed and paid-up, is R$ 124,309,636.00 (one hundred and twenty-four million, three hundred and nine thousand, six hundred and thirty-six reais), divided into 124,309,636.00 (one hundred and twenty-four million, three hundred and nine thousand, six hundred and thirty-six) membership interests, at the par value of R$ 1.00 (one real) each, distributed among the members as follows:

MEMBERS	Nº OF MEMBERSHIP INTERESTS	VALUE IN REAIS
ZAPATA GULF MARINE, L.L.C.	124,309,635	124,309,635.00
TWENTY GRAND (BRAZIL), L.L.C.	1	1.00

TOTAL	124.309.636	124,309,636.00

Sole Paragraph - The members’ liability is restricted to the value of their membership interests, but all are jointly and severally liable for the payment of the member’s capital, pursuant to art. 1.052 of the Civil Code.

CLAUSE FIVE - ASSIGNMENT OF MEMBERSHIP INTERESTS

The members agree to not assign, give as security, levy or in any other way dispose of their respective membership interests of the Members’ Capital.

Paragraph One - Whenever the member intends to assign or to dispose of all or any part of its membership interests, the member shall offer them to the other member, through registered letter, indicating the type of aimed operation, price and desired terms of payment, as well as name and reference of third interested party, if applicable. The other member shall have the right of acquisition, or the preemptive right in the acquisition, for a 60 (sixty)-day period, counting from the first offer of the Company’s membership interests, so that such member can acquire the membership interests thus offered at a price established by mutual agreement.

Paragraph Two - In case the first offer, in accordance to the terms hereinabove, is accepted by the other member, the offering member shall have the right to offer the membership interests to a third party, as long as the price of the membership interests and the conditions are equal or superior to those intended in the offer, and also such assignment to third party shall be conditioned to statement in writing of such third party that such third party is aware of all obligations of these Articles of Organization, consequently, such third party shall be automatically bound to all terms of these Articles of Organization, assuming the role of legal successor of the dissenting member.

Paragraph Three - Every offer to third parties shall be always informed to the other member, which shall have the preemptive right in the acquisition of membership interests offered to sale.

CLAUSE SIX - COMPANY’S MANAGEMENT

The Company shall be managed by the following people, with the following titles, powers and liabilities:

GENERAL DIRECTOR - Mr. Geoffrey Lawrence Youngs, American citizen, single, executive, bearer of the foreign identity card RNE V935747-0, bearer of passport no. 422017805, enrolled under CPF/MF (Individual Taxpayer ID Number) no. 062.265.687-20, domiciled at Rua Barão de Jaguaripe, 112/101, Ipanema, Rio de Janeiro, RJ, CEP 22421-000, which represents he is not prevented from performing the management of the Company in accordance with the Paragraph One of Article 1.011 of the Brazilian Civil Code. The General Director might use the Company’s corporate name, representing it in court or outside it, performing all acts necessary to its operation, also being able to open and close bank accounts, to issue, sign and indorse checks, payment orders, and any other documents intended to such purposes, to issue, sign, indorse, sign for accommodation, accept and protest duplicate invoices, third copies of invoices, promissory notes, bills of exchange and any other negotiable instrument, to sign agreements of any nature in behalf of the Company, including purchase and sales agreement of movable property or real estate, lease or loan agreement, mortgage or contracts that encumber the Company’s movable property or real estate, as well as, within the limits provided for in art. 1.018 of the Civil Code, to appoint attorneys-in-fact or agents with powers for judicial or business purposes.

Paragraph One - It is expressly prohibited to the Company’s members, managers and attorneys-in-fact to use the corporate name in business alien to the Company’s purpose, such as accommodations, surety ships and other guarantees in favor or to the benefit of their own or of third parties.

Paragraph Two - The grant of guarantees related to customs taxes (import duty and tax on manufactured products, PIS, COFINS and any other that may be created in the future) referred to in the Terms of Responsibility issued under the REPETRO regime and destined solely to vessels operation in the Country is excluded from the prohibition established in the previous Paragraph.

Paragraph Three - The managers’ compensation shall be fixed in accordance with the limits allowed by the income tax legislation, which will be debited to the general expenses account.

CLAUSE SEVEN - ACCOUNTING PERIOD, BALANCE SHEET AND INCOME STATEMENT

The accounting period shall coincide with the civil year and, on December 31 of each year, the General Balance Sheet and the other accountability statements required by law shall be prepared, which shall be signed by all members, in the proportion of their membership interests.

The allocation of the income assessed in every year shall follow the following rule:

(i)    from the accounting period income, before any interest, the retained losses and the provision for the income tax shall be deducted;

(ii)    from the net profit, 5% shall be mandatorily invested in the constitution of the legal reserve, until it reaches 20% of the Members’ Capital;

(iii)    the remaining balance, after the deductions hereinabove, the members shall be able to share it in the proportion of their membership interests. In case they do not perform this option, such balance shall be allocated to the Special Appropriated Retained Earnings.

CLAUSE EIGHT - COMPANY’S DISSOLUTION

The Company will be dissolved in cases provided for in legislation in force, and the members shall appoint the liquidator.

CLAUSE NINE - CORPORATE RESOLUTIONS

Except the specific cases when legislation determines the number of votes required to vote on the matters of corporate interest, the corporate resolutions shall be made by the votes representing more than half of the member’s capital.”

In witness whereof, the parties have executed this instrument in 1 (one) counterpart in the presence of 2 (two) undersigned witnesses.

Rio de Janeiro, November 10, 2016.

/s/ Geoffrey Lawrence Youngs			/s/ Geoffrey Lawrence Youngs
ZAPATA GULF MARINE, L.L.C.			TWENTY GRAND (BRAZIL), L.L.C.
By:	Geoffrey Lawrence Youngs		By:	Geoffrey Lawrence Youngs
	Title:	Attorney-in-fact		Title:	Attorney-in-fact

Witnesses:

1.	/s/ Camila B.C. de França	2.	/s/ Maria Kalm latten Barboa
Name: Camila B. C. de França		Name: Maria Kalm latten Barboa
CPF/MF: CPF: 26.755. 122-4		CPF/MF: 022.331.947-30
RG: 160380837-07 Detran / RJ		RG: 09488133-1 DETRAN RJ

/s/ Bernardo F.S. Berwanger Bernardo F. S. Berwanger General Registrar

Commerce Registry of the State of Rio de Janeiro

Company: MARE ALTA DO BRASIL NAVEGAÇÃO LTDA

Nire: 33206502009

Protocol: 0020164232966 – 22/NOV/2016

I HEREBY CERTIFY THE GRANT ON 23/NOV/2016 AND THE REGISTRATION UNDER THE NIRE AND DATE BELOW.

Authentication: 8886C2057C862D03D1DE737B74F3C97B46BC8CAFE400725F0A65562E1943D0DB

File: 00002976146 – 24/NOV/2016